Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Tom Ward 317-685-7330 Investors
Les Morris 317-263-7711 Media

SIMON PROPERTY GROUP ANNOUNCES 2 YEAR EXTENSION OF ITS $2 BILLION COMMON STOCK REPURCHASE PROGRAM

INDIANAPOLIS, February 14, 2017 — Simon, a global leader in retail real estate, today announced that the Company’s Board of Directors authorized a two year extension of its $2.0 billion common stock repurchase program that had previously been announced on April 2, 2015 and was scheduled to expire on March 31, 2017.  Since the program’s inception the Company has purchased approximately $600 million of its common stock.  Under the extended program, the Company may purchase the remaining balance of approximately $1.4 billion of its common stock that had previously been authorized as market conditions warrant.  The extended program will expire on March 31, 2019.  The shares may be repurchased in the open market or in privately negotiated transactions.

About Simon

Simon is a global leader in retail real estate ownership, management and development and an S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.